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                                                                     EXHIBIT 5.1
                      [CLIFFORD CHANCE US LLP LETTERHEAD]


June 16, 2005

Equity LifeStyle Properties, Inc.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

Dear Sirs:

We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), in connection with a determination of the validity of the shares of the Company's common stock, par value $0.01 per share ("Common Stock"), being registered pursuant to a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to possible offerings from time to time by selling stockholders of up to 1,124,187 shares of Common Stock.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company, on its own behalf and in its former capacity as the general partner of MHC Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"), certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors and accountants for the Company.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the shares of Common Stock have been duly authorized and, when delivered and paid for in the manner contemplated by the prospectus which is a part of the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter relate only to the federal securities laws of the United States. We express no opinion (A) as to the enforceability of forum selection clauses in the federal courts or (B) with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



Very truly yours,

/s/ Clifford Chance US LLP